Exhibit 10.101

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This amendment (“Amendment”) effective as of January 1, 2021 is made to that certain Executive Employment Agreement dated February 1, 2017 (the “Agreement”) between EVO Transportation & Energy Services, Inc. (“Company”) and Damon R. Cuzick (“Executive”).

Capitalized terms used and not defined herein shall have the meaning set forth therefor in the Agreement.

WHEREAS, the Company and the Executive wish to confirm the Executive’s title and responsibilities;

WHEREAS, the Company and the Executive have determined the responsibilities and compensation associated therewith;

NOW THEREFORE, in consideration of the mutual premises set forth above, the terms contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the parties agree as follows:

Section 1. Duties and Scope of Employment. Each of Sections 1(a) and (b) of the Agreement is deleted and replaced in its entirety with the following new Section 1(a) and 1(b):

Section 1. Duties and Scope of Employment.

(a)
Positions and Duties. During the Employment Term (as defined below), Executive will be employed as the Chief Operating Officer (“COO”) of the Company. Executive’s authorities, duties and responsibilities will correspond to Executive’s position and will include any particular authority, duties and responsibilities consistent with Executive’s position that the Company’s Chief Executive Officer may assign from time to time.

(b)
Obligations. During the Employment Term, Executive is required to faithfully and conscientiously perform his assigned duties and to diligently observe all of his obligations to the Company. Executive agrees to devote his full business time and efforts, energy and skill to his employment at the Company, and Executive agrees to apply all his skill and experience to the performance of his duties and advancing the Company’s interests. The foregoing shall not preclude Executive from (i) engaging in civic, charitable or religious activities (including serving as a director, trustee or officer) or, with the prior written consent of the Company, from serving on the boards of directors of other companies or (ii) engaging in investments, including but not limited to real estate investments and acting as the general partner or manager thereof, as long as such activities do not interfere or conflict with Executive’s responsibilities to or his abilities to perform his duties hereunder. During the Employment Term, Executive may not perform services as an Executive or consultant of any other competitive organization and Executive will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Executive shall comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during his employment. By signing this Agreement,

Executive confirms to the Company that he has no contractual commitments or other legal obligations that would prohibit him from performing his duties for the Company.

Section 2. Compensation. Section 3(a) and Section 3(b) of the Agreement are deleted and replaced in their entirety with:

Section 3. Compensation. (a) Initial Base Salary. During the Employment Term, the Company will pay Executive an annual base salary as compensation for his services (the “Base Salary”) at the initial rate of $250,000. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices, but no later than monthly. The Base Salary will be subject to review and adjustments will be made based upon the Company’s standard practices.

(b) Annual Incentive Bonus. During the Employment Term, Executive will be eligible to earn an annual incentive bonus (an “Annual Bonus”) under the same or substantially same bonus arrangement, plan or program as in effect for other executive-level employees of the Company from time to time and based upon the same general objective standards as are applied to the other executive-level employees of Company, provided that Executive’s personal performance objectives shall be unique to his role as Chief Operating Officer. Consistent therewith, the Board (or a committee of the Board, or CEO, if applicable) will determine Executive’s target bonus opportunity and the criteria for earning such bonus, as well as Executive’s achievement of such criteria, and the amount of the Annual Bonus earned and payable to Executive for such year. Notwithstanding the foregoing, the target bonus opportunity shall not be less than 65% of Base Salary. Any Annual Bonus that is earned and becomes payable pursuant to this Section 3(b) will be paid no later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates. Executive must remain employed by the Company through December 31 of the applicable calendar year to be eligible to earn an Annual Bonus for such year; provided, however, that if the Employment Term ends prior to December 31 by reason of either termination by Executive for Good Reason or by the Company’s At-Will Termination, the Annual Bonus for such partial calendar year shall be prorated on a weekly basis for his period of employment in such year. The determinations of the Board (or a committee thereof or the CEO) with respect to the Annual Bonus will be final and binding unless there is direct evidence that the determination was in violation of the terms and provision of this Section 3(b) or the applicable program, plan or arrangement.

Section 3. Other Changes. (a) Any reference in the Agreement to Executive Vice President or President is hereby changed, mutatis mutandi, to Chief Operating Officer and (b) the Company’s address for notices in Section 13 is changed to 2075 West Pinnacle Peak Rd, Phoenix, AZ 85027 Attn: Thomas J. Abood.

Section 4. Miscellaneous. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of January 1, 2021.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

By: /s/ Thomas J. Abood

Name: Thomas J. Abood

Title: Chief Executive Officer

EXECUTIVE

By: /s/ Damon R. Cuzick

Name: Damon R. Cuzick